EXHIBIT 10.34

2006 Bonus Plan

Purpose:

The terms of the 2006 Bonus Plan (the “Plan”) have been established to reward the executives and other senior managers of Rigel Pharmaceuticals, Inc. (the “Company”) for assisting the Company in achieving its operational goals through exemplary performance. The Plan was adopted to attract, motivate and retain the Company’s executive officers and other senior level employees. The Plan provides for the payment of cash bonuses to executive officers and other senior level employees of the Company, based on the performance of both the Company and the individual during 2006.

Determination of 2006 Cash Bonuses:

Under the Plan, bonuses may range from 0% to a maximum of 33% of the recipient’s 2006 base salary. The percentage of base salary used to determine bonus amounts varies by the level of employee. The target bonuses for recipients will be based on the achievement of objective performance goals relating to the Company’s clinical development of current product candidates, expansion of the pipeline of new product candidates and cash position by the end of 2006. The Board of Directors or the Compensation Committee may revise any of the performance goals or target bonus amounts at any time. Payment of cash bonuses is subject to the approval and discretion of the Board of Directors and the Compensation Committee at the beginning of 2007.